Exhibit 10.4

INDEPENDENT CONSULTANT AGREEMENT

This Independent Consultant Agreement (this “Agreement”) is effective as of the 22nd day of March, 2021 (the “Effective Date”) by and between Norr LLC, a Nevada limited liability company (the “Norr”), and Alex Souetre (“Consultant”). Norr and Consultant are referred to herein collectively as the “Parties,” and each as a “Party”.

WHEREAS, Norr desires to utilize the services of Consultant, and Consultant desires to provide services to Norr; and

WHEREAS, Norr and Consultant wish to set forth the terms and conditions whereby Consultant agrees to provide certain services (as described below) upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the business relationship, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. SERVICES.

1.1 Norr hereby engages Consultant, and Consultant hereby accepts such engagement, on an independent contractor basis to perform creative design, photography and marketing services (the “Services”). Due to the personalized and specific nature of the Services, the Parties agree that all Services provided hereunder shall be performed by Consultant, unless otherwise approved in advance in writing by Norr.

1.2 Norr shall not control the manner or means by which Consultant performs the Services, including but not limited to the time and place Consultant performs the Services.

2. TERM AND TERMINATION.

2.1 The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the terms hereof (the “Term”).

2.2 Consultant or Norr may terminate this Agreement without cause upon 15 days’ written notice to the other Party.

2.3 Consultant or Norr may terminate this Agreement effective immediately upon written notice to the other Party to this Agreement if the other Party materially breaches this Agreement, and such material breach is incapable of cure, or with respect to a material breach capable of cure, the other Party does not cure such material breach within 10 days after receipt of written notice of such breach.

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2.4 Within five days of the expiration or termination of this Agreement for any reason, or at any other time upon Norr’s written request, Consultant shall:

(a) deliver to Norr all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for Consultant’s use by Company;

(b) deliver to Norr all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;

(c) permanently erase all of the Confidential Information from Consultant’s computer systems; and

(d) certify in writing to Norr that Consultant has complied with the requirements of this Section 2.4.

3. FEES AND EXPENSES.

3.1 As full compensation for the Services and the rights granted to Norr in this Agreement, Norr shall pay Consultant a monthly fee of $1,000 which amount shall be paid in arrears in cash unless Norr for a given month or months instead elects to pay such fee in options to purchase shares of common stock of Banner Energy Service Corp., a Nevada corporation (“Parent”) (“Options”) within 10 calendar days following the end of the applicable month(s), in which case the number of Options and the exercise price thereof shall be determined using the average closing price per share of the common stock for the five-day period immediately preceding such election on such market or exchange as the Parent’s common stock is then listed or quoted (collectively, the “Fee”). The Fee shall be payable on or before the 10th calendar day following the end of the applicable month. Subject in each case to Consultant executing Parent’s standard Stock Option Agreement, any Options issued before July 1, 2021 shall vest on July 1, 2021, and any Options issued on or after July 1, 2021 shall vest immediately and not be subject to forfeiture. The Options shall be exercisable for five years. All or some of the Options may, but need not, be granted under Parent’s equity incentive plan then in effect. Consultant acknowledges that Consultant will receive an IRS Form 1099-MISC from Norr, and that Consultant shall be solely responsible to make payment for all such federal, state, and local taxes, as set out in Section 4.2.

3.2 In connection with the performance of the Services by Consultant, Norr shall reimburse Consultant for actual, documented and reasonable business expenses, provided however that any itemized expense exceeding $100 individually shall require advance written approval by Norr. Consultant is solely responsible for any other costs or expenses incurred by Consultant in connection with the performance of the Services, and in no event shall Norr reimburse Consultant for any such costs or expenses.

4. RELATIONSHIP OF THE PARTIES.

4.1 Consultant is an independent contractor of Norr, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and Norr or Parent for any purpose. Consultant has no authority (and shall not hold Consultant out as having authority) to bind Norr or Parent and shall not make any agreements or representations on either such Party’s behalf without such Party’s prior written consent.

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4.2 Without limiting Section 4.1, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Norr to its employees, and Norr will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify Norr against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Services that are approved in advance, in writing, by Norr shall be Consultant’s employees or contractors and Consultant shall be fully responsible for them and indemnify Norr against any claims made by or on behalf of any such employee or contractor.

5. INTELLECTUAL PROPERTY RIGHTS.

5.1 Norr is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Consultant agrees that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for Norr. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” Consultant hereby irrevocably assigns to Norr, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

5.2 Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). Consultant hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Consultant may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

5.3 Upon the reasonable request of Norr, Consultant shall promptly take such further actions, including, without limitation, execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Norr to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event Norr is unable, after reasonable effort, to obtain Consultant’s signature on any such documents, Consultant hereby irrevocably designates and appoints Norr as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protection related to the Deliverables with the same legal force and effect as if Consultant had executed them. Consultant agrees that this power of attorney is coupled with an interest.

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5.4 Consultant has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. Consultant has no right or license to use Norr’s trademarks, service marks, trade names, logos, symbols, or brand names (collectively, the “Marks”). Consultant shall promptly notify Norr of any and all infringements, imitations, illegal use or misuses, of any Marks, which come to Consultant’s attention. Consultant shall not at any time adopt, use or register as a trademark, trade name, business name, corporate name, domain name, or part thereof, whether during or following the Term, that includes any word or symbol or combination thereof which is identical to, or similar to, any Marks. Consultant shall use only such Marks as authorized in writing by Norr and only in the manner authorized in writing by Norr. All use of such Marks will inure solely to Norr’s benefit. Upon termination of this Agreement, Consultant will immediately cease use, if any, of all such Marks.

6. CONFIDENTIALITY.

6.1. Confidential Information. Consultant acknowledges that as a result of its provision of the Services, Consultant has and will be the recipient of Confidential Information of Norr. For purposes of this Agreement, the term “Confidential Information” shall mean any and all data and information (electronic or otherwise) which is disclosed or made available by Norr to Consultant hereunder, whether or not designated as “confidential,” which relates to Norr or its affiliates, including but not limited to, information about Norr’s financial condition, employees, customers, customer lists, referral sources, pricing, marketing, processes and techniques, licenses, patents, copyrights, know-how, technical information, trade secrets under applicable statutes and the common law, methods, forms, written documents, drawings, photographs, samples, visual demonstrations, observations, computer disks and other data, in machine readable form, and oral disclosures pertaining to, based on, or containing, directly or indirectly, in whole or in part, any such Confidential Information, irrespective of form or medium of communication, whether prepared by Norr, whether marked or designated as “confidential” or a similar term and whether furnished before, on or after the date of this Agreement. With respect to the Confidential Information of Norr, Consultant shall: (a) maintain the Confidential Information in absolute secrecy and use at least the same level of care that it uses to protect its own Confidential Information to prevent disclosure, directly or indirectly, of all or any portion of such Confidential Information; (b) not, without the express prior written consent of Norr, publish or disclose the Confidential Information in any way or form, except as otherwise expressly stated herein, to any person or entity; (c) not, without the express prior written consent of Norr, use the Confidential Information, except as otherwise expressly stated in this Agreement; (d) ensure that access to the Confidential Information is available only to its employees and/or representatives who have a bona fide need to know said Confidential Information and then only to the extent necessary for the purpose of enabling them to perform their assigned tasks in connection herewith; provided, however, that such persons shall be informed of the confidential nature of the Confidential Information, are obligated to maintain the confidentiality thereof and to comply with all other obligations hereunder; and (e) minimize the reproduction of the Confidential Information and secure all copies made thereof in the same manner as the original materials are secured. Consultant acknowledges and agrees that it is responsible for any breach by its employees or representatives of any of the terms of this Agreement.

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6.2 Notwithstanding the foregoing, in the event that Consultant or any of its affiliates are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, such party will, to the extent legally practicable, notify the other party promptly in writing of such request or requirement and the documents or Confidential Information requested, so that Norr may seek a protective order or other appropriate remedy or, in their sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that the other parties do not waive compliance with the terms of this Agreement, Consultant will furnish only that portion of the Confidential Information which it is reasonably advised by a written opinion of its counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information to the extent possible.

6.3 Consultant understands that the purpose of this confidentiality and non-disclosure provisions set forth in this Section 6 is to protect Norr and is limited so as to apply only to the extent necessary to protect the interests of Norr. Consultant further acknowledges and understands that Norr would not be willing to provide access to the Confidential Information to Consultant without the assurance of reasonable protection against Consultant’s use of the Confidential Information in a manner inconsistent with Norr’s best interests.

6.4 If the Parties enter into or have entered into a written agreement providing for confidentiality obligations with respect to the Confidential Information, the terms of such written agreement shall supersede this Agreement with respect to the Confidential Information and confidential treatment thereof.

7. RESTRICTIVE COVENANTS.

7.1 Non-Solicitation of Clients. During the Term and for 12 months after the date of termination of this Agreement, Consultant shall not, for Consultant’s own benefit or on behalf of any other person or entity other than Norr, directly or indirectly through another person or entity: (i) solicit, contact, or communicate with any Client (as defined below) for the purpose of providing the Client with products or services competitive with those products or services provided by Norr; (ii) induce or attempt to induce any Client to cease or reduce doing business with Norr or in any way interfere with the relationship between any Client and Norr; or (iii) aid or assist any other person or entity to do any of the aforesaid prohibited acts. For purposes of this Section 7.1, the term “Client” shall include any person or entity that was, within the last 12 months, a client, customer, partner, vendor, supplier, or referral source of Norr with whom Consultant had contact or about whom Consultant received information in the performance of the Services during the Term.

7.2 Non-Solicitation of Employees and Independent Contractors. During the Term and for 12 months after the date of termination of this Agreement, Consultant shall not, for Consultant’s own benefit or on behalf of any other person or entity other than Norr, directly or indirectly through another person or entity: (i) solicit, request, induce or encourage any employee of Norr to leave the employment of Norr; (ii) solicit, request, induce or encourage any independent contractor of Norr to terminate its contract therewith; (iii) take any action which interferes with the relationship between Norr and any of their employees or independent contractors; or (iv) hire, offer employment to, or otherwise engage any individual who was an employee or independent contractor of Norr at any time during the Term.

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7.3 Non-Competition. During the Term and for 12 months after the date of termination of this Agreement, Consultant (including any personnel of Consultant assigned to render the Services to Norr) shall not, directly or indirectly through another person or entity other than Norr, become employed by, work for, or provide services to (whether as a principal, agent, independent contractor, consultant, employee, employer, partner, director, member, shareholder (other than as an owner of 2% or less of the stock of a public corporation), or in any other capacity) any person or entity engaged in a business which provides services or goods Competitive with the Business of Norr (as defined below) in the Restricted Territory (as defined below). For purposes of this Agreement, “Competitive with the Business” of Norr shall mean (i) the manufacture and sale of sporting goods and apparel, and (ii) any other business that Norr shall decide to engage in after the Effective Date.

7.4 Restricted Territory. For purposes of this Agreement, “Restricted Territory” shall mean the entire world.

7.5 Scope of Restrictive Covenants. Consultant recognizes and agrees that Norr conduct business operations in the Restricted Territory. Consultant acknowledges that Norr would be greatly damaged if Consultant took action that would violate the restrictive covenants of this Section 7 anywhere in the Restricted Territory. Accordingly, Consultant agrees that the restrictive covenant provisions contained in this Section 7 are applicable in the Restricted Territory, and Consultant shall be prohibited from violating the terms of this Section 8 from any location anywhere in the Restricted Territory.

7.6 Reasonableness of Restrictive Covenants. Consultant agrees that the promises made in this Agreement are reasonable and necessary for protection of Norr’s legitimate business interests including, but not limited to: the Confidential Information; client, customer, partner and vendor goodwill associated with the specific marketing and trade area in which Norr conducts business; Norr’s substantial relationships with prospective and existing clients, customers, partners, vendors, referral sources, and suppliers; and a productive and competent and undisrupted workforce. Consultant agrees that the restrictive covenants in this Agreement will not prevent Consultant from earning a livelihood in Consultant’s chosen business, they do not impose an undue hardship on Consultant, and that they will not injure the public. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too broad a range of activities, or in too large a geographic area, that restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

7.7 Tolling of Restrictive Period. The time period during which Consultant is to refrain from the activities described in this Section 8 will be extended by any length of time during which Consultant is in breach of any provision of this Agreement. Consultant acknowledges that the purposes and intended effects of the restrictive covenants would be frustrated by measuring the period of the restriction from the date of termination of this Agreement where Consultant failed to honor the restrictive covenant until required to do so by court order.

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7.8 Non-Disparagement. During the Term and thereafter, Consultant shall not (and shall cause Consultant’s respective affiliates, representatives, and agents not to) make or encourage any statement to any third party, orally or in writing, that would tend to discredit, ridicule, disparage, or adversely affect the reputation of: (i) Norr or the affiliates, successors and assigns thereof and their former and present officers, directors, shareholders, managers, members, owners, agents, employees, representatives, and attorneys; or (ii) Norr’s services or products.

8. MISCELLANEOUS.

8.1 Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by email delivery followed by overnight next business day delivery.

If to Norr:	609 W. Dickson St.
Suite 102 G
Fayetteville, AR 72701
Attention: Mr. Richard Horgan, CEO
Email: rhorgan@banner-energy.com

With a Copy to:

Nason Yeager Gerson Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, FL 33410
Telephone: (561) 471-3507
Attention: Constantine Christakis, Esq.
Email: cchristakis@nasonyeager.com

If to Consultant:

Email:

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission.

8.2 Entire Agreement; Amendment. This Agreement constitutes the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof. This Agreement shall not be modified unless in a writing duly executed by the Parties hereto.

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8.3 Waiver. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the Party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement.

8.4 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule. Each Party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in Washington County, Arkansas in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

8.5 Severability; Independent Covenants. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the Parties. The restrictive covenants set forth in this Agreement shall be construed as agreements independent of any other provision in any other agreement by, between, among, or affecting Norr and Consultant, and the existence of any claim or cause of action of Consultant against Norr, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement.

8.6 Prevailing Party. In the event any dispute arises out of or relating to this Agreement, whether in law or equity, the prevailing Party shall be entitled to recover, in addition to the relief awarded, its reasonable attorneys’ fees, paralegals’ fees and costs.

8.7 Headings. The headings used in this Agreement are solely for convenience of reference and shall not affect its interpretation.

8.8 Construction. The Parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement.

8.9 Counterparts. This Agreement may be executed in counterparts and by facsimile signature or e-mail of a PDF signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date set forth below, which Agreement shall be effective as of the Effective Date.

CONSULTANT:

By:	/s/ Alexandre Souetre
Name:	Alex Souetre

NORR:

Norr LLC, A Nevada limited liability company

Banner Energy Services Corp., Managing Member

By:	/s/ Richard Horgan
Name:	Richard Horgan
Title:	CEO of Managing Member

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